Exhibit 10.1
Execution Copy
THIRD AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This Third Amended and Restated Executive Employment Agreement (this “Agreement”), dated as of April 27, 2010 and effective as of such date, is made by and between Constar International Inc., a Delaware corporation, having its principal offices at One Crown Way, Philadelphia, Pennsylvania 19154, (together with their respective successors and assigns, the “Company”), and Mr. Michael Hoffman (the “Executive”).
RECITALS
WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer, pursuant to the terms of a Second Amended and Restated Executive Employment Agreement dated May 29, 2009 (the “Amended Agreement”);
WHEREAS, the Company and the Executive desire to replace in its entirety, as of April 27, 2010, the Amended Agreement with this Third Amended and Restated Executive Employment Agreement; and
WHEREAS, the Company and the Executive desire to have this Third Amended and Restated Executive Employment Agreement be the sole document governing the Executive’s employment or termination thereof as Chief Executive Officer and as an officer or an employee of the Company or any of its Affiliates and the Executive’s resignation as a director of the Company or any of its Affiliates.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:
1. Definitions.
1.1. “Affiliate” means any person or entity controlling, controlled by or under common control with the Company.
1.2. “Board” means the Board of Directors of the Company.
1.3. “Cause” means (i) willful conduct by the Executive constituting a material act of gross misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than customary and de minimis use of Company property for personal purposes; (ii) the conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud) either of which result in incarceration; (iii) willful acts of moral turpitude by the Executive that result in material financial loss to the Company or any of its subsidiaries; (iv) the Executive’s willful and material failure to follow the lawful reasonable instructions of the Company’s board (other than by reason of the Executive’s physical or mental illness, incapacity or disability), provided that the Company will first provide the Executive written notice specifying the alleged failure, and the Executive shall have 30 days from the receipt of such notice to comply, in the event of which cure the Executive’s employment may not be terminated for cause in respect of such alleged failure; (v) a material and willful breach by the Executive of this Agreement (including, without limitation, any breach of any of the provisions contained in Section 8 of this agreement other than inadvertent disclosures of confidential information) or of any other written agreement between the Executive (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand), provided that the Company will first provide the Executive written notice specifying the nature of the breach, and the Executive shall have 30 days from the receipt of such notice to cure the breach, in the event of which cure the Executive’s employment may not be terminated for cause in respect of such cured breach; (vi) the Executive’s willful and material violation of any of the Company’s written employment policies, other than inadvertent disclosures of confidential information, provided that the Company will first provide the Executive written notice specifying the nature of the violation, and the

Executive shall have 30 days from the receipt of such notice to cure the violation, in the event of which cure the Executive’s employment may not be terminated for cause in respect of such violation; (vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate (provided that if the Company believes that the Executive is not cooperating, the Company must first provide the Executive written notice specifying the cooperation that must be provided, and the Executive shall have 30 days from the receipt of such notice to comply, in the event of which compliance the Executive’s employment may not be terminated for cause in respect of the previously alleged failure to cooperate); or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation.
1.4. “Change in Control” shall mean:
1.4.1. the acquisition after the Effective Date by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 70% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company (“Common Stock”) and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or
1.4.2. The occurrence after the Effective Date of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 70% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; or
1.4.3. The occurrence after the Effective Date of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or
1.4.4. During any period of twenty-four (24) consecutive months commencing upon the Effective Date, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 1.4.1, 1.4.2 or 1.4.3 above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.
Notwithstanding the above, a “Change in Control” shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of the Company and in which the Executive participates.
1.5. [Intentionally omitted.]
1.6. “Effective Date” means April 27, 2010.
1.7. [Intentionally omitted.]
1.8. “Restricted Period” means the Executive’s period of service with the Company, plus the twenty-four (24) month period immediately following any termination of the Executive’s employment for any reason.
2. Term of Employment. This Agreement will govern the Executive’s continued employment by the Company until that employment ceases pursuant to Section 5 (such period of the Executive’s employment is herein referred to as the “Term of Employment”). In all events, the Executive shall be an “at will” employee whose employment can be terminated with or without Cause by the Company and with or without notice, subject to the provisions of Section 5 of this Agreement.
3. Position. During the Term of Employment, the Executive shall be employed and serve as the chief executive officer of the Company and shall report to the Board. During the Term of Employment, the Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to (a) manage the Executive’s personal, financial and legal affairs, and (b) serve on corporate, civic or charitable boards or committees.
4. Compensation and Other Benefits.
4.1. Base Salary. During the Term of Employment, the Executive shall receive a base salary per annum payable in accordance with the Company’s normal payroll practices of US $497,950 (“Base Salary”).
4.2. Annual Bonus. During the Term of Employment, the Executive shall participate in the Annual Incentive Plan (“AIP”) as maintained by the Company from time to time for the benefit of senior executives. In respect of each calendar year during the Term of Employment, the Executive shall be eligible for an annual bonus (the “Bonus”) if the Executive and/or the Company achieves performance goals established by the Board in good faith and consistent with the AIP and the Executive is employed on the date such payment is made.
4.3. Retirement and Savings Plans. During the Term of Employment, the Executive shall be eligible to participate in all pension, retirement, savings, 401(k) and other employee pension benefit plans, policies and programs (the “Retirement Plans”) maintained by the Company from time to time for the benefit of senior executives and/or other employees. However, nothing in this Section 4.3 shall be construed to require the Company to establish or maintain any such Retirement Plans.
4.4. SERP. The Executive acknowledges that he consented to the cessation, termination and distributions of the Company’s Supplemental Executive Retirement Plan (the “SERP”), and that the Company paid him in full the amount due and owing to him under the SERP.
4.5. Welfare Benefit Plans. During the Term of Employment, the Executive, the Executive’s spouse, if any, and his eligible dependents, if any, shall be eligible to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the “Welfare Plans”). However, nothing in this Section 4.5 shall be construed to require the Company to establish or maintain any such Welfare Plans. The Welfare Plans and the Retirement Plans are sometimes referred to collectively herein as the “Benefit Plans.”
4.6. Expense Reimbursement. During and in respect of the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for business expenses incurred by the Executive during the Term of Employment in performing his duties and responsibilities hereunder in accordance with the Company’s policy for senior executives of the Company. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to Section 4.5 and this Section 4.6 does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”) (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
4.7. Vacation and Fringe Benefits. During the Term of Employment, the Executive shall be entitled to four weeks paid vacation per calendar year, pro-rated for any partial year, plus paid time off due to illness or personal reasons in accordance, in all such cases, with Company policy.
5. Termination. Upon the occurrence of any termination of the Executive’s employment, the Executive shall and shall be deemed to immediately resign from any membership on the Board and from any committees thereof (and the Executive shall promptly tender to the Board a written resignation letter effecting the foregoing). For purposes of determining under Section 409A whether there has been a “separation from service” with the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), the Executive shall be deemed to have incurred a separation from service if his employment has been terminated in accordance with Section 5.1 or Section 5.2 hereof and he is performing less than 20% of the average level of bona fide services he was performing for the Company in the immediately preceding 36-month period (“Separation From Service”).
5.1. Termination For Any Reason Other Than By the Company For Cause. Upon any termination of the Executive’s employment except by the Company for Cause (including without limitation upon the Executive’s voluntary resignation), whether or not such termination is before, after or in connection with a Change in Control, in full satisfaction of any payments, benefits, entitlements or other obligations the Company or any of its Affiliates has or may have to the Executive or any of his eligible dependents, the Company shall pay or provide the Executive: (a) Base Salary earned but unpaid as of the date of the Executive’s termination, payable on the next regularly scheduled payroll date following termination of employment; (b) subject to Section 5.3, a lump-sum payment in the amount of $2,200,000, payable on the 60th day following the Executive’s “Separation from Service”; (c) continuation of medical benefits in effect as of the date of termination for a period of two years following the date of termination at the Company’s sole expense and, following the expiration of this coverage period, COBRA continuation coverage under the Company’s medical plan for 18 months in accordance with applicable law at the Executive’s sole expense provided that the Executive is not enrolled in another group health plan; provided that to the extent that the foregoing medical benefits are deemed to be a “deferral of compensation” within the meaning of Section 409A, the provision of such benefits will be subject to the second sentence of Section 4.6; (d) subject to Section 5.3, payment of $81,067, payable on the 60th day following the Executive’s “Separation from Service” (which shall extinguish all of the Executive’s rights under the AIP and the Executive acknowledges that all other amounts under the AIP shall be forfeited as of the date of termination); and (e) immediate payment for any unused accrued vacation days through the date of termination in accordance with the Company’s vacation accrual policy. The payments and entitlements due to the Executive pursuant to clauses (b) and (c) and (d) of this Section 5.1 are contingent upon (i) the Executive’s execution and delivery to the Company of the release in the form attached as Exhibit A (the “Release”) and such Release becoming effective in accordance with its terms no later than the 45th day following the Executive’s date of termination; (ii) the Executive’s compliance with the Release and his obligations under Section 8 of this Agreement; and (iii) the Executive’s provision of consulting services to the Company as and when reasonably requested by the Board (including, without limitation, the Executive being available in person to provide such services to the Company upon reasonable notice and at a reasonable location) with respect to the transition to a new Chief Executive Officer, corporate transactions, customer relations and other strategic and operational matters, for a period of three months following the date of the Executive’s termination of employment; both the Executive and the Company reasonably anticipate that any such consulting services performed after the Executive’s termination of employment will not exceed 20% of the Executive’s average level of service to the Company performed prior to his termination of employment (as determined based on the Executive’s average level of service performed over the 36 month period preceding such termination, accordingly, the Executive’s “separation from service” with the meaning of Treasury Regulation Section 1.409A-1(h) shall occur on the date of his termination of employment. If (x) the Executive fails to execute and deliver to the Company an effective Release within 45 days after his termination date or if the Executive revokes his agreement to such Release in accordance therewith, (y) the Executive breeches the Release and/or his obligations under Section 8 of this Agreement or (z) the Executive refuses to provide the consulting services, as required under the preceding sentence, then, in any such case, the Executive shall not be entitled to any payments or benefits from the Company or any Affiliate other than the payments under clause (a) (regarding his earned Base Salary) and any other payment required by applicable law.
5.2. Termination For Cause. Subject to the provisions of this Section 5.2, the Company may terminate the Executive’s employment for Cause. In such event, the Executive shall be entitled to: (a) any Base Salary earned but unpaid through the date of termination; (b) immediate payment of any unpaid expense reimbursements and unused accrued vacation days through the date of termination; and (c) any other payments and/or benefits to which the Executive is entitled to receive under any of the Benefit Plans or the AIP in accordance with the terms of such plan or arrangement. In any case described in this Section 5.2, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board that the Company intends to terminate the Executive’s employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive’s employment for Cause. Executive shall be given 30 days after such notice to cure such act or failure to act to the satisfaction of the Board. Upon failure of the Executive, within such 30 day period, to correct such act or failure to act, the Executive shall be deemed terminated for Cause.
5.3. Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere, if the Executive is a “specified employee” as determined pursuant to Section 409A as of the date of the Executive’s Separation From Service and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following the Executive’s Separation From Service shall be paid or provided to the Executive in a cash lump-sum, without interest, on the first business day of the seventh calendar month following the month in which the Executive’s Separation From Service occurs. In addition, any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a Separation From Service (as defined above). Notwithstanding anything to the contrary in Section 5 or elsewhere, any payment or benefit under this Section 5, or otherwise, that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Separation From Service occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Executive in which the Separation From Service occurs. Additionally, for the purposes of this Agreement, amounts payable under Section 5 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries, divisions, Affiliates, directors, officers, predecessors, successors, employees, agents or attorneys shall be liable to the Executive if any amount payable or provided under this Agreement or otherwise is subject to any taxes, penalties or interest as a result of the application of Section 409A.
6. Full Discharge of Company Obligations. This Agreement exclusively governs the Executive’s employment and termination of such employment with the Company and any Affiliates and his service (or termination of such service) on the Board. Therefore, the payments and benefits described in Section 5 supersede any other payments, awards or benefits that the Executive may be eligible for under any other plan, policy, program or arrangement of the Company or any Affiliate, including without limitation, any payment for which the Executive may be eligible under the Company’s standard severance plan, any change-in-control plan or agreement or pursuant to the AIP. Notwithstanding the foregoing, the Executive will remain eligible to receive the benefits accrued under the Company’s 401(k) Retirement Savings Plan and the Company’s Pension Plan pursuant to the applicable terms of such plans. The Executive acknowledges that the amounts payable to him under this Agreement following termination of employment are fair and reasonable and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to his termination of employment with the Company or any Affiliate or his removal or resignation from the Board; provided the Executive shall not be deemed to be waiving, or to have waived, any rights to indemnification pursuant to the Company’s corporate governance documents or to be covered under any applicable directors’ and officers’ liability insurance policies in accordance with their terms.
7. Successors.
7.1. The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.
7.2. The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise (the “Company’s Successor”), by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
8. Restrictive Covenants.
8.1. Non-Solicitation. During the Restricted Period, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (a) solicit or service the business of any of the Company’s or its Affiliates’ clients, any of the Company’s or its Affiliates’ former clients which were clients within twelve months prior to the termination of his employment as chief executive officer or any of the prospective clients which were being actively solicited by the Company or its Affiliates at the time of the termination of his employment, as chief executive officer or (b) attempt to cause or induce any employee of the Company or its Affiliates to leave the Company or the Affiliate.
8.2. Non-Competition. During the Restricted Period, the Executive shall not, directly or indirectly, within or with respect to the United States of America engage, without the consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other capacity, or render any services or provide any advice to any business, activity, person or entity which competes with any PET packaging business; provided, however, that the Executive’s ownership of not more than 5% of the stock of any publicly-traded corporation shall not be a violation of this Section 8.2. By agreeing in the Amended Agreement to a contractual modification of the Executive’s non-compete prospectively at the time such Amended Agreement was effective, the parties intended to make this provision enforceable under the law(s) of all applicable states so that the entire agreement not to compete and/or this Agreement (which incorporates in full the modification to such non-compete in the Amended Agreement) shall remain in full force and effect and shall not be rendered void or illegal. The Executive acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. The Executive understands and agrees that the rights and obligations set forth in this Section 8.2 shall extend beyond the Term of Employment.
8.3. Confidentiality. The Executive shall not, during his period of service with the Company or at any time thereafter, without the prior express written consent of the Company, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities while employed by the Company or when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) necessary in connection with any court proceeding filed by the Executive to enforce his rights under any section of this Agreement that applies following termination of employment or to defend himself in connection with any court proceeding filed by the Company against him. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of his employment as chief executive officer with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any Affiliate of the Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 8.3).
8.4. Ownership of Inventions. Each Invention (as defined below) made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, during the term of Executive’s employment with the Company and each Invention made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, within one year after the termination of Executive’s employment with the Company which relates in any way to work performed for the Company during the term of Executive’s employment, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery or innovation with regard to any facet of the Company’s business whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of the Company, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention, as herein defined, shall be the sole and exclusive property of the Company. The Executive agrees to execute an assignment to the Company or its nominee of the Executive’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company.
8.5. Non-disparagement. Except as otherwise required by law, the Executive agrees that he will not make any statement, whether oral or written, that is intended or could reasonably be expected to disparage the Company, its Affiliates or any of their products, services, directors, officers or employees.
8.6. Cooperation. Both during and after the Executive’s employment, the Executive agrees to reasonably cooperate in connection with any litigation or other proceeding arising out of or relating to matters in which the Executive was involved prior to his termination of employment or of which he has knowledge. The Company agrees to pay the Executive for his out-of-pocket travel expenses in connection with any such cooperation. In addition, the Executive agrees that during the pendency of any litigation or other proceeding involving the Company or any Affiliate, he will maintain the confidentiality (other than to his attorneys and tax and/or financial advisors) regarding the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its Affiliates and in the event any other party attempts to obtain information or documents from the Executive with respect to matters which are related to such litigation or other proceeding, the Executive shall promptly so notify the Company’s counsel.
8.7. Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.
8.8. Special Severability. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
9. Miscellaneous.
9.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Philadelphia, Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. The Executive further agrees that the Company may serve him with judicial process via registered or certified mail and that the Corporate Secretary of the Company shall at all times be the Executive’s agent for service of judicial process, and the Executive hereby appoints the Corporate Secretary of the Company as the Executive’s agent for that and any other related purpose. No party shall be liable for special, punitive or exemplary damages under any circumstances and each party shall be responsible for its or his own legal costs and expenses, including attorneys’ fees.

9.2. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.
9.3. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
9.4. Mutual Intent. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.
9.5. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:
Chairman of the Compensation Committee
Constar International Inc.
One Crown Way
Philadelphia, PA 19154

and to

General Counsel
Constar International Inc.
One Crown Way
Philadelphia, PA 19154

To the Executive:
Mr. Michael Hoffman
1212 Candlewick Ct
Yardley, PA 19067
or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
9.6. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes to the extent the same are required to be withheld pursuant to any applicable law or regulation. The Executive remains solely liable for any and all taxes due or imposed on his compensation and/or any payments or benefits under this Agreement or otherwise.
9.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
9.8. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
9.9. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

9.10. Beneficiaries/References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive’s death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).
9.11. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.
9.12. Representations.
9.12.1. Company Representation. The Company represents and warrants to the Executive that this Agreement will be authorized by all necessary action of the Company and will be the binding agreement of the Company, enforceable against it in accordance with the terms thereof, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting enforcement of creditors’ rights generally. The Company is not prevented from entering into or performing this Agreement by any law, order, rule or regulation, its certificate of incorporation, bylaws or any agreement to which it is a party.
9.12.2. Employee Representation. The Executive represents and warrants that the performance by Executive of the Executive’s duties and obligations under this Agreement will not violate any agreement between the Executive and any other person, firm, partnership, corporation or other organization. The Executive also acknowledges that he has not relied on any representation which is not expressly set forth in this Agreement and that he was encouraged by the Company to seek independent legal advice before entering into this Agreement.
9.13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s Term of Employment hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations. Without limiting the generality of the first sentence of this Section 9.13, the rights and obligations of Section 8 shall survive the termination of this Agreement.
9.14. All Prior Agreements Terminated. Without limiting the generality of Section 9.11, this Agreement terminates and supersedes: (i) the Amended Agreement and any other agreements between the Company and the Executive related to the Executive’s employment (or termination thereof) by the Company (including, without limitation, any change-in-control agreement or change-in-control severance agreement), and (ii) the Constar, Inc. Confidentiality and Trade Secret Protection Agreement between Constar, Inc. and the Executive dated May 12, 2008. The Executive also acknowledges that his Change-in-Control Agreement was terminated and superseded by the Amended Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Constar International Inc.
By:	/s/ David Waksman
	Name:	David Waksman
	Title:	Senior Vice President, Human Resources, General Counsel and Secretary

/s/ Michael Hoffman
Michael Hoffman

EXHIBIT A — RELEASE
IN CONSIDERATION OF the terms and conditions contained in the Third Amended and Restated Executive Employment Agreement, dated as of April 27, 2010, (the “Employment Agreement”) by and between Michael Hoffman (the “Executive”) and Constar International Inc. and its affiliates (together with their respective successors and assign, the “Company”), including, without limitation, the severance benefits provided in Section 5 of the Employment Agreement, the Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and forever discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents (including without limitation to the foregoing Crown Cork & Seal Company, Inc.), and their respective current and former officers, directors, employees, agents, contractors and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities, including without limitation, current and former trustees and administrators of any employee pension benefit and welfare benefit plans (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever, whether in law or in equity and whether known or unknown (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, whether known or unknown, against the Released Parties or any of them from the beginning of time up through and including the date the Executive executes this Release, including, without limitation, any claims the Executive may have arising out of or relating to his employment or termination from employment with the Company, the Executive’s service as a director of the Company, any claims for attorneys’ fees or indemnification for taxes or other liabilities and any and all Losses arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including without limitation, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. §§ 201 et. seq., the Pennsylvania Human Relations Act, as amended, 43 P.S. §§ 955 et. seq., and any other equivalent or similar federal, state, or local laws against discrimination or any other federal, state, or local statue, or common law relating to employment, wages, hours or any other terms and conditions of employment. This Release includes a release by the Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him (i) under Section 5.1 of the Employment Agreement, (ii) for indemnification under the Company’s By-Laws and/or certificate of incorporation, (iii) under the Company’s 401(k) Retirement Savings Plan and the Company’s Pension Plan, pursuant to the applicable terms of such plans, or (iv) under any applicable directors’ and officers’ insurance policies. It is understood that nothing in this Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.
The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act, as amended, 29 U.S.C. §§ 621 et seq. (“OWBPA”) and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise under ADEA or OWBPA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release, (ii) the Executive has at least twenty-one (21) days within which to consider this Release, although the Executive may, at his discretion, sign and return this Release to the Company at an earlier time, (iii) for a period of 7 days following the execution and delivery of this Release to the Company, the Executive may revoke his consent to this Release by providing written notice of such revocation to the Company’s General Counsel, Constar International Inc., One Crown Way, Philadelphia, PA 19154 prior to the expiration of this 7-day revocation period, (iv) if seven (7) days pass without receipt of such notice of revocation, this Release shall become binding and effective on the eighth

(8th) day after the execution hereof (the “Effective Date”) and (v) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under ADEA or OWBPA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
The Executive acknowledges and agrees that he has no right to future employment with the Company or its affiliates and the Company and its affiliates shall have the right to refuse to re-employ Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by the Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims the Executive may have against the Company and the persons and entities described above, whether known, unknown or suspected.
The Executive acknowledges and agrees that the provisions of Section 8 of the Employment Agreement shall continue in full force and effect in accordance with their terms and, along with this Release, are a material inducement for the Company to provide the payments and benefits in Section 5 of the Employment Agreement.
The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this Release shall preclude or prevent the Executive from filing a claim in good faith which challenges the validity of this Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA or OWBPA or from filing a charge or participating, where applicable, in any investigative proceeding of any federal, state or local governmental agency relating to discrimination. To the extent permitted by applicable law, the Executive agrees not to seek or accept any monetary damages or any other relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this Release.
Except as otherwise permitted herein or pursuant to applicable law, the Executive agrees that if he ever challenges the validity of the Employment Agreement or this Release, the Executive will return to the Company all money paid to the Executive pursuant to Section 5.1 of the Employment Agreement if requested by the Company or required by a court to do so. In addition, except as otherwise permitted herein or pursuant to applicable law, upon a breach of any of the release of claims or covenant not to sue provisions set forth in this Release by the Executive, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach, the Executive shall forfeit his right to any and all benefits or payments to be provided pursuant to Section 5.1 of the Employment Agreement, or in the event the Executive has already been paid such benefits or payments, the Executive shall return such benefits or payments to the Company. The Company may withhold any payments otherwise due under the Employment Agreement pending final adjudication of any such claim of breach.

This Release will inure to the benefit of the Company and its Affiliates (and any successor thereto). Section 9.1 of the Employment Agreement shall govern this Release (including any disputes in connection herewith).
INTENDING TO BE LEGALLY BOUND, the Executive hereby sets his hand below:

Michael Hoffman
Dated: